Exhibit 99.1

SARA CREEK GOLD CORP.

5348 Vegas Drive, #236
Las Vegas, NV  89108

Symbol: SCGC- OTCBB

News Release
Share Acquisition and Investment Agreement

October 2, 2009

Las Vegas, Nevada – Sara Creek Gold Crop. (OTCBB: SCGC) (the “Company”) is pleased to announce that it has entered into a Share Acquisition and Investment Agreement with Orion Resources, N.V. (“Orion”), a Suriname corporation, for the acquisition of 50% of Orion for a purchase price of US$2,000,000.  The acquisition is subject to due diligence and is expected to close on or before November 15, 2009.

Orion is the owner of two contiguous exploration concessions covering a 569.2 sq. km area in total (the “Property”), which contains a northwest to southeast gold mineralization trend that is approximately 24 kilometres in length running through the Property.

Members of Orion’s exploration team have extensive experience in mineral exploration and some have played key roles in both Newmont Mining’s Nassau Project and IAMGOLD’s Rosebel mine which are both also located in Suriname.

On behalf of the Board of Directors,

Sara Creek Gold Corp.

Jean Pomerleau
President and Director

Contact: Sara Creek Gold Corp.  (702) 952-9677.

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Sara Creek Gold Corp., and its subsidiaries, business and project plans.  Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections.  Where Sara Creek Gold Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis.  However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  Sara Creek Gold Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law.